Exhibit 99.1


                    WERNER ENTERPRISES, INC.
                       14507 Frontier Road
                         P. O. Box 45308
                     Omaha, Nebraska  68145


FOR IMMEDIATE RELEASE
---------------------

                              CONTACT:  Robert E. Synowicki, Jr.
                                    Executive Vice President and
                                       Chief Information Officer
                                                  (402) 894-3000

                                                  John J. Steele
                                   Vice President, Treasurer and
                                         Chief Financial Officer
                                                  (402) 894-3036

   WERNER ENTERPRISES ANNOUNCES 5 FOR 4 SPLIT OF THE COMPANY'S
          COMMON STOCK AND DECLARES QUARTERLY DIVIDEND

Omaha, Nebraska, September 2, 2003:
-----------------------------------

      Werner Enterprises, Inc. (Nasdaq: WERN-news), one of the nation's largest truckload transportation companies, announced today that its Board of Directors has declared a five for four split of the Company's common stock effected in the form of a 25 percent stock dividend. The stock dividend will be payable on or about September 30, 2003 to stockholders of record at the close of business on September 16, 2003. Based on the number of diluted shares at August 31, 2003, the Company's diluted shares will increase from approximately 65.6 million to approximately
82.0 million. No fractional shares of common stock will be issued in connection with the stock split. Stockholders entitled to fractional shares will receive a proportional cash payment
(after giving effect to the stock split) based on the closing price of a share of common stock on September 16, 2003. If a stockholder is contemplating a trade of stock from the record date to the payable date, he or she should consult his or her stockbroker as to entitlement of the split shares.

     The Company's Board of Directors has also declared a regular quarterly cash dividend of $.025 (2.5 cents) per share (after giving effect to the stock split) payable to stockholders of record on October 6, 2003. This dividend will be paid on October 21, 2003. The dividend rate of $.025 results in a slightly higher dividend than the Company's previous dividend rate of $.030, after adjusting for the stock split.

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      Werner Enterprises is currently in its seventeenth year  of paying quarterly cash dividends on its common stock to its stockholders. The first quarterly cash dividend was paid by the Company in July 1987.

      Werner Enterprises is a full-service transportation company providing truckload services throughout the 48 states, portions of Canada and Mexico. C.L. Werner founded the Company in 1956. Werner is one of the nation's largest truckload carriers with a fleet of 8,150 trucks and 21,355 trailers as of June 30, 2003.

      Werner  Enterprises, Inc. common stock  is  traded  on  The
Nasdaq   Stock  Market  under  the  symbol  WERN.    The   Werner
Enterprises web site address is www.werner.com.